EMPLOYMENT AGREEMENT

         This Agreement (this "Agreement") is made and entered into effective as of October 25, 1996, by and between Primeco Inc., a Texas corporation ("Employer"), and James O. York ("Employee").



         Employer hereby agrees to employ Employee, and Employee hereby accepts such employment, on the terms and conditions hereinafter set forth.



         1. PERIOD OF EMPLOYMENT. The period of Employee's employment under this Agreement (the "Period of Employment") shall commence on the date hereof (the "Effective Date") and shall expire on December 2, 1999 (the "Expiration Date"), subject to any extension as may be agreed or any earlier termination of Employee's employment as provided in Section 6 hereof. Upon the expiration of the initial term of this Agreement, and each subsequent term or extension thereof, this Agreement shall automatically be extended for an additional term of one year, unless the employer or the Employee shall have notified the other party hereto of its election to terminate this Agreement not later than 90 days prior to the scheduled Expiration Date. If Employee's employment is terminated pursuant to Section 4 hereof, the Period of Employment shall expire as of the Date of Termination (as hereinafter defined).

         2. DUTIES. During the Period of Employment, Employee will faithfully perform those duties and responsibilities assigned by the Board of Directors of the corporate parent ("Parent") of Employer (the "Board") or the Chief Executive Officer of Employer and Employee will devote his full working time and use his best efforts to advance the business and welfare of Employer in furtherance of the policies established by the Board. During the Period of Employment, Employee shall not engage in any other employment activities for any direct or indirect remuneration without the concurrence of the Board, except that Employee may continue to devote reasonable time to the management of investments and to participation in community and charitable affairs, so long as such activities do not interfere with his duties under this Agreement. Employee shall have such title as the Board shall determine from time to time; Employee's initial title is set forth on Exhibit A hereto.

         3.   COMPENSATION.

         3.1 BASE SALARY. During the Period of Employment, Employer shall pay Employee a Base Salary at the rate of $125,000 per annum payable at least as frequently as bi-weekly and subject to payroll deductions as may be necessary or customary in respect of Employer's salaried employees in general. The amount of Employee's Base Salary shall be subject to annual review by the Board, provided that the level of such Base Salary shall not be subject to reduction.





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         3.2  INCENTIVE COMPENSATION.  In addition to the Base Salary provided for in Section 3.1 hereof, Employee shall participate in the Management Cash Incentive Bonus Program (the "Program") as adopted by the Board and pursuant to which Employee shall be entitled to annual cash bonuses as set forth on Exhibit B hereto. Employer agrees that it will not amend or modify the Program in any manner materially adverse to Employee's interest thereunder without Employee's written consent. It is understood that by its terms the Program terminates after payment of bonuses for the year ended December 21, 2001 unless extended beyond that date by the Board in its sole discretion. Notwithstanding the foregoing, Employee's bonus payment, if any, under the Program for fiscal 1996 shall be based upon achievement of the applicable targets by Employer for the entire fiscal year, but the amount of such bonus payment shall be prorated in accordance with the number of days during the 1996 fiscal year that Employee was employed by Employer, including periods prior to the date of this Agreement.

         3.3 BENEFITS. During the Period of Employment, Employee shall be entitled to participate in all fringe benefit programs maintained by Employer that are available to its executive officers generally. Any payments or benefits payable to Employee hereunder in respect of any calendar year during which Employee is employed by Employer for less than the entire year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with









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the number of days in such calendar year during which he is so employed.
Employee acknowledges that he shall have no vested rights under or to participate in any such program except as expressly provided under the terms hereof or thereof.

         3.4 EXPENSES. Employer will pay or reimburse Employee for such reasonable travel, entertainment or other expenses as he may incur on behalf of Employer during the Period of Employment in connection with the performance of his duties hereunder but only to the extent that such expenses were either specifically authorized by Employer or incurred in accordance with policies established by the Board and provided that Employee shall furnish Employer with such evidence relating to such expenses as Employer may reasonably require to substantiate such expenses for tax purposes.

         4.   TERMINATION OF EMPLOYMENT.

              4.1 CIRCUMSTANCES OF TERMINATION. Notwithstanding the terms set forth in Section 1 hereof, Employee's employment shall terminate under any of the following circumstances:

                   (a)  DEATH.  In the event of Employee's death.

                   (b) PERMANENT DISABILITY. If during the Period of Employment Employee becomes physically or mentally incapacitated or disabled so that (i) he is unable to perform for Employer substantially the same services as he performed prior to incurring such incapacity or disability or to devote his full working time or use his best efforts to advance the





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

business and welfare of Employer or otherwise to perform his duties under this Agreement and (ii) such condition exists for an aggregate of six months in any 12 consecutive calendar month period (Employer, at its option and expense, being entitled to retain a physician reasonably acceptable to Employee to confirm the existence of such incapacity or disability, and the determination of such physician being binding upon Employer and Employee).

                   (c)  CAUSE.  At the option of Employer, because Employee:

         (i) has been convicted of, or has pled guilty or NOLO CONTENDERE to, a felony or a crime involving moral turpitude, or

         (ii) has embezzled or misappropriated Employer funds or property, or

         (iii) has continued use of alcohol or drugs to an extent that interferes with the performance by Employee of his employment responsibilities, or

         (iv) has violated Section 6.1, Section 6.2, Section 6.3 or Section 6.4 hereof, or

         (v) has willfully failed or refused to perform those duties reasonably assigned or delegated to him by the Board of Directors or the Chief Executive Officer, which failure or refusal continues following
    (a) the Board of



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    Directors giving the Employee written notice setting forth the facts or events constituting such failure or refusal and (b) a reasonable opportunity to correct the deficiencies or other problems specified in such notice to the reasonable satisfaction of the Board of Directors.

                   (d) NOT FOR CAUSE. At the option of Employer at any time for any reason other than those referred to above or for no reason at all, whereupon the Employer shall become obligated to make those payments set forth in Section 5.1(d) hereof.

              4.2 NOTICE OF TERMINATION. Any termination of Employee's employment by Employer (other than termination pursuant to Section 4.1(a) hereof) or by Employee shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7.2. For purposes of this Agreement, a "Notice of Termination" shall mean a notice terminating Employee's employment by Employer. If a Notice of Termination is given by Employer, such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances that provide a basis for termination of Employee's employment under the provision so indicated. For purposes of this Agreement, the "Date of Termination" shall be the date on which the Notice of Termination is delivered





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except that with respect to Section 4.1(a) the "Date of Termination" shall be the date of Employee's death.

         5.   PAYMENTS UPON TERMINATION OF EMPLOYMENT.

              5.1 PAYMENTS. In the event that Employee's employment is terminated prior to the Expiration Date (including any extension thereof), the Period of Employment shall expire as of the Date of Termination.

                   (a) If Employer terminates Employee's employment for Cause or if Employee voluntarily terminates his employment, Employer's obligation to compensate Employee shall in all respects cease as of the Date of Termination, except that Employer shall pay Employee the Base Salary accrued under Section 3 and the reimbursable expenses incurred under Section 3.4 of this Agreement up to such Date of Termination (the "Accrued Obligations");

                   (b) If Employee's employment is terminated upon the death of Employee, Employer's obligation to compensate Employee shall in all respects cease as of the Date of Termination, except that within thirty (30) days after the Date of Termination Employer shall (i) pay Employee's estate or legal representative the Accrued Obligations and a lump sum payment equal to 25% of the Employee's annual Base Salary payable under Section 3 hereof at the rate in effect immediately prior to such termination and (ii) continue to maintain during the three-month period following the Date of Termination for the benefit of the Employee's dependents, basic health and dental insurance and related medical expenses





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

coverage on terms no less favorable to the Employee than Employer provides to its executive officers generally, as such benefits may be modified from time to time during such period;

                   (c) If Employee's employment is terminated upon the Permanent Disability of Employee, Employer's obligation to compensate Employee shall in all respects cease as of the Date of Termination, except that within thirty (30) days after the Date of Termination Employer shall (i) pay Employee Accrued Obligations and a lump sum payment equal to 50% of the Employee's annual Base Salary payable under Section 3 hereof at the rate in effect immediately prior to such termination less the amount of any disability payments payable to Employee during the six-month period following the Date of Termination pursuant to any Employer-paid or state sponsored insurance policy or employer self-insured program and (ii) continue to maintain during the six-month period following the Date of Termination for the benefit of Employee and his dependents, basic health, disability and dental insurance and related medical expenses coverage on terms no less favorable to the Employee than Employer provides to its executive officers generally, as such benefits may be modified from time to time during such period PROVIDED that the Employee shall continue to be obligated to make any contributions or payments in connection with such benefits to the same extent as other executive officers generally; and

                   (d) If Employee's employment is terminated by Employer pursuant to Section 4.1(d), Employer's obligation



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to compensate Employee shall in all respects cease, except that within thirty
(30) days after the Date of Termination Employer shall pay to Employee the Accrued Obligations and during the period ending on the earlier of the Expiration Date or the first anniversary of the Date of Termination (the "Severance Period"), Employer shall (i) pay to Employee on a monthly basis the sum of one-twelfth (1/12th) of the annual Base Salary of Employee in effect at the Date of Termination (the "Continuation Payments") and (ii) continue to maintain, during the Severance Period for the benefit of the Employee and his dependents, basic health, dental and life insurance and related medical expenses coverage (including disability and hospitalization coverage) (the "Continuation Benefits") on terms no less favorable to the Employee than the Employer provides to its executive officers generally, as such benefits may be modified from time to time during the Severance Period. During the Severance Period, Employee shall be required to make any contributions required to maintain such Continuation Benefits, which may be withheld from the Continuation Payments; PROVIDED that such contributions are also required to be made by the Employer's executive officers generally. If at any time during the Severance Period Employee shall obtain employment with a third party (the "Substitute Employer") in which Employee is entitled to receive basic health benefits in connection with such employment on terms provided by the Substitute Employer to its similarly situated employees generally, the Employer shall no longer be required to provide





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Continuation Benefits to the Employee, regardless of whether such benefits differ in any respect from the Continuation Benefits. The Employer shall be excused from its obligations to make payments under this Section 5.1(d) if the Employee breaches its obligations hereunder (including its obligations under Article 6 hereof).

              5.2 RELEASE AND SATISFACTION. With respect to Employee, his heirs, successors and assigns, payment by Employer of the amounts provided under this Section 5 shall release, relinquish and forever discharge Employer and any director, officer, employee, shareholder or agent of Employer from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than any such claims, damages, losses, costs, expenses, liabilities or obligations (a) covered by any indemnification arrangement of Employer with respect to Employee or (b) arising under any written employee benefit plan or arrangement (whether or not tax-qualified) covering Employee), which Employee has incurred or suffered or may incur or suffer as a result of Employee's employment by Employer or the termination of such employment.

              5.3 EFFECT ON THIS AGREEMENT. Any termination of Employee's employment and any expiration of the Period of Employment under this Agreement shall not affect the continuing operation and effect of Sections 5.2, 6.1, 6.2, 6.3, 6.4 and 6.5 hereof, which shall continue in full force and effect with respect to Employer and Employee, and its and





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

his heirs, successors and assigns. Nothing in Section 5.1 hereof shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of Employee to Employer or others from any action or omission by Employee enumerated in Section 4.1(c) hereof as a possible basis for termination of Employee's employment for Cause.

              5.4  NO DUTY TO MITIGATE.  Subject to the provisions of
Sections 6.1, 6.2, 6.3, 6.4 and 6.5 hereof, Employee shall be free to accept such employment and engage in such business as Employee may desire following the termination of his employment hereunder, and no compensation received by Employee therefrom shall reduce or affect any payments required to be made by Employer hereunder except to the extent expressly provided in the benefit plans of Employer.

         6. NON-DISCLOSURE OF PROPRIETARY INFORMATION, SURRENDER OF RECORDS; INVENTIONS AND PATENTS; NON-COMPETE.

              6.1 PROPRIETARY INFORMATION. Employee shall not during the Period of Employment or at any time thereafter (irrespective of the circumstances under which Employee's employment by Employer terminates), directly or indirectly use for his own purpose or for the benefit of any person or entity other than Employer, nor otherwise disclose, any proprietary information, as defined below, to any individual or entity, unless such disclosure has been authorized in writing by the Board or is otherwise required by law. For purposes of this Agreement, the term "proprietary information" shall include, but is not limited to: (a) the name or address of any





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customer, vendor or affiliate of Employer or any information concerning the transactions or relations of any customer, vendor or affiliate of Employer with Employer or any of its shareholders; (b) any information concerning any product, technology or procedure employed by Employer but not generally known to its customers, vendors or competitors, or under development by or being tested by Employer but not at the time offered generally to customers or vendors; (c) any information relating to Employer's computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (d) any information which is generally regarded as confidential or proprietary in any line of business engaged in by Employer; (e) any information contained in any of Employer's written or oral policies and procedures or employee manuals; (f) any information belonging to customers, vendors or affiliates of Employer which Employer has agreed to hold in confidence; (g) any inventions, innovations or improvements covered by Section 6.3 below; (h) any other information which the Board has reasonably determined by resolution and communicated to Employee to be confidential or proprietary; and (i) all written, graphic and other material relating to any of the foregoing. Information that is not novel or copyrighted or patented may nonetheless be proprietary information. However, proprietary information shall not include (i) any information that is or becomes generally known to the industries in which





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Employer competes through sources independent of Employer or through authorized publication to persons other than Employer's employees by Employer or (ii) other non-sensitive information that may be disclosed by Employee in the ordinary course of business, the disclosure of which is not reasonably likely to adversely affect Employer's business operations, their relationships with customers, vendors or employees or the results of their operations.

              6.2 CONFIDENTIALITY AND SURRENDER OF RECORDS. Employee shall not during the Period of Employment or at any time thereafter (irrespective of the circumstances under which Employee's employment by Employer terminates), except as required by law, directly or indirectly give any "confidential records" (as hereinafter defined) to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by Employer, nor shall he retain, and will deliver promptly to Employer, any of the same following termination of his employment. For purposes hereof, "confidential records" means all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Employee's possession or under his control or accessible to him which contain any proprietary information as defined in
Section 6.1. above. All confidential records shall be and remain the sole property of Employer during the Period of Employment and thereafter.





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

              6.3 INVENTIONS AND PATENTS. All inventions, innovations or improvements in Employer's method of conducting its business (including policies, procedures, products, improvements, software, ideas and discoveries, whether paten- table or copyrightable or not) conceived or made by Employee, either alone or jointly with others, during the Period of Employment belong to Employer. Employee will promptly disclose in writing such inventions, innovations or improvements to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership by Employer, including, but not limited to, cooperating with and assisting Employer in obtaining patents for Employer in the United States and in foreign countries. Any patent application filed by Employee within a year after termination of his employment hereunder shall be presumed to relate to an invention which was made during the Period of Employment unless Employee can provide evidence to the contrary.

              6.4  COVENANT NOT TO COMPETE; NO SOLICITATION.

                   (a) Employee acknowledges and recognizes the highly competitive nature of Employer's business and, in consideration of the payment by Employer to Employee of amounts that may hereafter be paid to Employee pursuant to Sections 5.1 and 6.4(d) hereof, Employee agrees that during the period (the "Covered Time") beginning on the Date of Termination and ending
(i) if Employee's employment is terminated for any reason other than pursuant to Section





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4.1(d) hereof, on the second anniversary of the Date of Termination or (ii)  if
Employee's employment is terminated pursuant to Section 4.1(d) hereof and subject to Section 6.4(d) hereof, on the earlier of (A) the first anniversary of the Date of Termination or (B) the last day of the Period of Employment remaining under Section 1 hereof immediately prior to the Date of Termination, Employee will not compete with the business of Employer, which means that Employee will not engage, directly or indirectly, in the "Covered Business" (as hereinafter defined) in any state of the United States of America in which the Employer is conducting business or proposes to conduct business as of the Date of Termination and any states contiguous therewith (these areas are hereinafter collectively referred to as the "Covered Area"). For purposes of this Agreement, (i) "Covered Business" shall mean the renting and selling of the following types of equipment (and parts and supplies for such equipment): high-reach booms, forklifts, tractors, dump trucks, air compressors and high-reach scissor lifts, and small tools such as electrical generators, power saws and hand tools; and (ii) the phrase "engage, directly or indirectly" shall mean engaging directly or having an interest, directly or indirectly, as owner, partner, shareholder, independent contractor, capital investor, lender, renderer of consultation services or advice or otherwise (other than as the holder of less than 2% of the outstanding stock of a publicly-traded corporation), either alone or in association with others, in the operation of any





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aspect of any type of business or enterprise engaged in any aspect of the
Covered Business. Employee shall be deemed engaged in business in the Covered Area if his place of business is located in the Covered Area or if he solicits customers located anywhere in, or delivers products anywhere in, the Covered Area.

                   (b) Employee agrees that during the term of this Agreement (including any extensions thereof) and during the Covered Time he shall not (i) directly or indirectly solicit or attempt to solicit any of the employees, agents or representatives of Employer or affiliates of Employer to leave any of such entities; (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of Employer or affiliates of Employer to become employees agents, representatives or consultants of any other person or entity; or (iii) directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of Employer or affiliates of Employer with respect to any product or service being furnished, made, sold or leased by Employer.

                   (c)  Employee understands that the provisions of
Section 6.4(a) may limit his ability to earn a livelihood in a business similar to the business of Employer but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Section 5 hereof, is sufficient to justify the restrictions contained in such





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provisions and in consideration thereof and in light of Employee's education, skills and abilities, Employee agrees that he will not assert that, and it should not be considered that, such provisions prevent him from earning a living or otherwise are void or unenforceable or should be voided or held unenforceable. Employee acknowledges and agrees that his duties with Employer are of an executive nature and that he is a member of Employer's management group.

                   (d)  If Employee's employment is terminated pursuant to
Section 4.1(d) hereof, Employer may extend the Covered Time to extend up to and through the second anniversary of the Date of Termination by delivering written notice to Employee (specifying the duration of the extended Covered Time), within ten (10) days of such Date of Termination, that Employer has elected to continue to pay to Employee the Continuation Payments and provide the Continuation Benefits (on terms no less favorable to Employee than Employer provides to its executive officers generally, as such benefits may be modified from time to time) for each month of such extended Covered Time. During the extended Covered Time, Employee shall be required to make any contributions required to maintain such Continuation Benefits, which may be withheld from the Continuation Payments; PROVIDED that such contributions are also required to be made by the Employer's executive officers generally. If at any time during the extended Covered Time Employee shall obtain employment with a Substitute Employer in which Employee is





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entitled to receive basic health benefits in connection with such employment on terms provided by the Substitute Employer to its similarly situated employees generally, Employer shall no longer be required to provide Continuation Benefits to the Employee, regardless of whether such benefits differ in any respect from the Continuation Benefits. Employer shall be excused from its obligations to make payments under this Section 6.4(d) if Employee breaches its obligations hereunder.

              6.5 LITIGATION ASSISTANCE. Employee agrees that after the Date of Termination he shall, at the request of Employer, render all assistance and perform all lawful acts that Employer considers necessary or advisable in connection with any litigation involving Employer or any director, officer, employee, shareholder, agent, representative, consultant, customer or vendor of Employer. In the event that Employer requests Employee's assistance under this
Section 6.5, Employer shall pay to Employee for each day such assistance is rendered an amount equal to the annual Base Salary of Employee in effect at the Date of Termination divided by 250 and shall promptly pay or reimburse Employee for such reasonable travel expenses as he may incur in connection with rendering assistance hereunder.

              6.6 DEFINITION OF EMPLOYER. For purposes of this Section 6, the term Employer shall include Employer and any and all of its subsidiaries, ventures or affiliates, whether currently existing or hereafter formed, which are engaged in the Covered Business or a portion thereof, as well





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as any person to whom this Agreement is assigned as permitted by Section 7.8 hereof.

              6.7  ENFORCEMENT.

                   (a) The parties hereto agree and acknowledge that the covenants and agreements contained herein are reasonably necessary in duration and to protect the reasonable competitive business interests of Employer, including, without limitation, the value of the proprietary information and goodwill of Employer.

                   (b) Employee agrees that the covenants and undertakings contained in Article 6 of this Agreement relate to matters which are of a special, unique and extraordinary character and that Employer cannot be reasonably or adequately compensated in damages in an action at law in the event Employee breaches any of these covenants or undertakings. Therefore, Employee agrees that Employer shall be entitled, as a matter of course, without the need to prove irreparable injury, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by Employee and such other persons as the court shall order. Employee agrees to pay costs and legal fees incurred by Employer in obtaining such injunction.

                   (c) Rights and remedies provided for in this Section are cumulative and shall be in addition to rights





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

and remedies otherwise available to the parties under any other agreement or applicable law.

                   (d) In the event that any provision of this Agreement shall to any extent be held invalid, unreasonable or unenforceable in any circumstances, the parties hereto agree that the remainder of this Agreement and the application of such provision of this Agreement to other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitrator making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law, and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitrator determines that the time period or the area, or both, are unreasonable and that any of the covenants





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

is to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

         7.   MISCELLANEOUS.

              7.1 KEY MAN INSURANCE. Employee recognizes and acknowledges that Employer or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to Employee, the proceeds of which would be payable to Employer or such affiliate. Employee hereby consents to Employer or its affiliates seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at Employer's expense), execute such documents, and otherwise take any and all actions necessary or desirable in order for Employer or its affiliates to seek, purchase and maintain in full force and effect such policy or policies.

              7.2 NOTICE. Any notice required or permitted to be given hereunder shall be deemed sufficiently given if sent by registered or certified mail, postage prepaid, addressed to the addressee at his or its address last provided the sender in writing by the addressee for purposes of receiving notices hereunder or, unless or until such address shall be so furnished, to the address indicated opposite his or its signature to this Agreement. For purposes of this Agreement, notice sent in conformity with this Section 7.2





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

shall be deemed to have been received on the third business day following the date on which such notices are so sent.

              7.3 MODIFICATION AND NO WAIVER OF BREACH. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver by a party of a breach hereof by the other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this Section 7.3.

              7.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND ALL QUESTIONS RELATING TO THE VALIDITY AND PERFORMANCE HEREOF AND REMEDIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAW.

              7.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

              7.6 CAPTIONS. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

              7.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto relating to the matters encompassed hereby and supersedes any prior oral or written agreements.







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

              7.8 ASSIGNMENT. The rights of Employer under this Agreement may, without the consent of Employee, be assigned by Employer to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or material portions of the stock, assets or any line of business of Employer.

              7.9 NON-TRANSFERABILITY OF INTEREST. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by Employer pursuant to this Agreement shall be void.

              7.10 ARBITRATION. The parties shall endeavor to settle all disputes by amicable negotiations. Except as otherwise provided herein, any claim, dispute, disagreement or controversy that arises among the parties relating to this Agreement that is not amicably settled shall be resolved by arbitration, as follows:

                   (a) Any such arbitration shall be heard in The City of New York, New York, before a panel consisting of one (l) to three (3) arbitrators, each of whom shall be impartial. Upon the written Request of Arbitration of either party hereto to commence arbitration hereunder, the parties shall attempt to mutually agree as to the number and identity of the arbitrator(s), within thirty (30) days of the date of such Request. Except as the parties may otherwise agree, all arbitrators (if not selected by the parties hereto within thirty (30) days of a written Request for Arbitration) shall be appointed pursuant to the commercial arbitration rules of the American Arbitration Association. In determining the number and appropriate background of the arbitrators, the appointing authority shall give due consideration to the issues to be resolved, but his or her decision as to the number of arbitrators and their identity shall be final.

                   (b) An arbitration may be commenced by any party to this Agreement by the service of a written Request for Arbitration upon the other affected parties. Such Request for Arbitration shall summarize the controversy or claim to be arbitrated.

                   (c) All attorneys' fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrators shall have the discretion to award costs and/or attorneys' fees as they deem appropriate under the circumstances. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.

                   (d) Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                   (e) It is intended that controversies or claims submitted to arbitration under this Section 9.10 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.

                   (f) Any arbitration under this Section 7.10 shall be conducted pursuant to the commercial arbitration rules of the American Arbitration Association.

              7.11 JURISDICTION; VENUE. Subject to Section 7.10 hereof, the parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Agreement. Service of any process, summons, notice or document by registered mail addressed to any party as provided in Section 7.2 hereof shall be effective service of process for any action, suit or proceeding brought against such party in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon the parties and may be enforced in any other courts to whose jurisdiction a party is or may be subject, by suit upon such judgment.

         IN WITNESS WHEREOF, this Agreement has been duly executed effective as of the day and year first written above.

Address for notices:                        PRIMECO INC.

16225 Park Ten Place, Suite 200
Houston, Texas  77084

                                            By:


                                                 /s/ THOMAS E. BENNETT
                                                 -----------------------------

With a copy to:



INVESTCORP International Inc.
280 Park Avenue, 37th Floor
New York, New York  10017
Attention:  Christopher J. O'Brien





                                            EMPLOYEE






                                                 /s/ JAMES O. YORK
-------------------------                        -----------------------------

-------------------------                        JAMES O. YORK

                                      EXHIBIT A



                          Employee's initial title shall be:



                        VICE PRESIDENT OF SALES AND MARKETING




                                      EXHIBIT B



                       MANAGEMENT CASH BONUS INCENTIVE PROGRAM

1996 ONLY

     For 1996 only, cash bonuses shall be payable pursuant to the following table, with an EBITDA target for 1996 of $90 million. For 1996 only, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is defined as:

          a. Consolidated Net Income (loss) of Prime Service, Inc. (the "Company") and its subsidiaries as it would appear on a consolidated statement of income (loss) of the Company prepared in accordance with U.S. GAAP, consistently applied, which shall reflect a reduction for all management and employee bonuses payable with respect to the Fiscal Year; plus (minus)

          b. Any provision (benefit) for taxes (including franchise taxes) deducted (added) in calculating such consolidated net income (loss); plus

          c. Any interest expense (net of interest income), deducted in calculating such consolidated net income (loss); (minus)

          d. Costs charged against any purchase accounting reserves established in connection with the acquisition; (minus)

          e. The effects of the reversal of any excess purchase accounting reserves established in connection with the acquisition; plus

          f. Amortization expenses deducted in calculating consolidated net income (loss); plus

          g. Depreciation expense deducted in calculating consolidated net income (loss); plus

          h. Management fees paid to Investcorp S.A. or its subsidiaries; plus (minus)

          i. Any unusual losses (gains) deducted (added) in calculating consolidated net income (loss). (Unusual items are intended to include transactions considered outside the ordinary course of business. EBITDA will be adjusted to eliminate the effects, if any, of such transactions, the intent being to calculate EBITDA as if such transactions had not occurred); plus (minus)

          j. Any compensation expense (income) deducted (added) in calculating consolidated net income (loss) attributable to transactions involving equity securities of Holding or its subsidiaries.

     The Employee and his or her representative shall be provided reasonable opportunity to review the computation of EBITDA and reasonable access to the data and information supporting such computation and shall have the right to challenge in good faith such computation.

     For 1996 only, the percentage of Base Salary payable as bonus shall be determined as follows:












                                                       % of Base
                        % of 1996 EBITDA             Salary Payable
                       Target Achieved                 as Bonus(1)
               --------------------------------     ---------------
                    Equal To Or     But Less
                   Greater Than:      Than:
                         0             85                   0
                        85             90               10-15
                        90             95               27-40
                        95            100               43-65
                        100           110               67-100
                        110           120               80-120
                        120           130               93-140
                        130           140              107-160
                        140           150              120-180
                        150           160              133-200
                        160           170              147-220
                        170           180              160-240
                        180           190              173-260
                        190           200              187-280
                        200           ---              200-300
___________________________

1 The Company's Board of Directors (the "Board") in its discretion shall set the bonus percentage amount for each fiscal year within the ranges indicated, but not less than the bottom of the range. The bonus percentage will be determined on an individual basis and may differ among eligible employees.

     1997 THROUGH 2001

     For 1997 through 2001, cash bonuses under the Management Cash Bonus Incentive Program are payable to participants in the program in a given year if the Company's net income for such year exceeds 90% of the net income target (the "Net Income Percentage") in the Company's budget for such year, as approved by the Board. EBITDA2 targets for such years shall be as set forth in the Company's budget for such year, as approved by the Board. EBITDA and net income targets shall be subject to change in the discretion of the Board for any change to the capital structure of the Company or Primeco Inc., the Company's subsidiary, in connection with any acquisitions, equity offerings or other transactions that would, or would be likely to, materially affect EBITDA or net income. Upon achievement of the Net Income Percentage, the percentage of Base Salary payable as bonus shall be determined as follows:



                                                            % of Base
                         % of EBITDA                     Salary Payable
                       Target Achieved                      as Bonus(3)
                 ---------------------------           ------------------

                    Equal To Or     But Less
                   Greater Than:      Than:
                 --------------    ---------
                          0            90                       0
                         90           100                     50-80
                        100           110                    60-100
                        110           120                   100-105
                        120           130                   105-110
                        130           140                   110-115
                        140           150                   115-120
                        150           160                   120-125
                        160           170                   125-130
                        170           180                   130-135
                        180           190                   135-140
                        190           200                   140-145
                        200           ---                   145-150

     _____________________________

     2 EBITDA for each of 1997 through 2001 shall be defined by the Board in the budget for each year.

     3 The Board in its discretion shall set the bonus percentage amount for each fiscal year within the ranges indicated, but not less than the bottom of the range. The bonus percentage will be determined on an individual basis and may differ among eligible employees.